Exhibit 99.1

Vicor Corporation Announces Preliminary Results of Expired Tender Offer

BOSTON, MA -- (Marketwire - March 04, 2013) - Vicor Corporation (NASDAQ: VICR) ("Vicor" or the "Company") announced the preliminary results of its "Modified Dutch Auction" tender offer, which expired at 5:00 P.M., New York City time, on March 1, 2013.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, 2,031,995 shares of Common Stock, including 312,703 shares tendered through notice of guaranteed delivery, were properly tendered and not withdrawn, all of which were tendered at a price at or below $5.38 per share. Based on these preliminary results, Vicor expects to purchase 2,031,995 shares at a price of $5.38 per share for a total cost of approximately $10.9 million, excluding fees and expenses relating to the tender offer.

The number of shares to be purchased and the price per share are preliminary. The determination of the final number of shares to be purchased is subject to confirmation by the depositary of the proper delivery of the shares properly tendered and not withdrawn. The actual number of outstanding shares properly tendered and not withdrawn, the number of shares to be purchased in the tender offer, the final price per share for shares purchased in the tender offer, and the number of shares of Common Stock to be outstanding after payment for the tendered shares will be announced promptly following the completion of the confirmation process. Payment for the shares accepted for purchase will occur promptly thereafter. Payment for shares will be made in cash, without interest. Vicor will fund the purchase of the shares in the tender offer from cash on hand.

Vicor may purchase additional shares in the future in the open market subject to market conditions. Vicor may also purchase shares in private transactions, tender offers or otherwise. However, under applicable securities laws, Vicor may not repurchase any shares until after March 15, 2013. Any possible future purchases by Vicor will depend on many factors, including the market price of the shares, the results of the tender offer, Vicor's business and financial position, and general economic and market conditions.

Georgeson Inc. serves as information agent for the tender offer. Questions and requests for assistance may be directed to the information agent at (888) 605-7561.

About Vicor Corporation
Vicor designs, develops, manufactures and markets modular power components, power management and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher performance, higher power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

Contact:
James A. Simms
Chief Financial Officer
Telephone: 978-470-2900
Facsimile: 978-749-3439